Exhibit 10.28

CERTAIN INFORMATION IN THIS EXHIBIT MARKED [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT IS PRIVATE OR CONFIDENTIAL.

November 25, 2019

Mr. W. Andrew Macan
[***]

Dear Andy:

On behalf of everyone at Neuronetics, we are delighted at the prospect of having you become part of our Senior Management Team. We are pleased to offer you employment with Neuronetics, Inc. on the following terms:

1.	Position. You will serve in a full-time capacity as Sr. Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary. You will report to the Chief Executive Officer of the Company. Your primary duties will be those consistent with your title. This is a Malvern-based position and the expectation is that you would relocate from Texas to the Greater Philadelphia area and regularly work from the Company's offices in Malvern. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commi = inconsistent with your obligations to the Company. Your anticipated start date will be Janu
2.	Salary. You will be compensated at a semi-monthly rate of $14,583.33, less applicable xes and other withholdings, on the 15" and the last day of each month, or the business day prior if these are not a business day, based on an annualized base salary of $350,000 (the "Base Salary"). This salary will be paid in accordance with the Company's standard payroll practices for salaried employees, and will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time.
3.	Bonus. You will be eligible to receive a discretionary cash bonus equal to a percentage of your annual Base Salary (the "Incentive Bonus"), which Incentive Bonus will be payable based on the financial performance of the Company, the attainment of certain corporate and departmental goals and your personal performance. The amount of such Incentive Bonus will be determined in the sole discretion of the Board of Directors of the Company (the "Board") or the Compensation Committee thereof. The Incentive Bonus, if any, for 2020 is targeted at 40% of your actual salary earned in 2020. The Incentive Bonus may be increased or decreased dependent upon the attainment of certain corporate, departmental and personal performance measures, as defined by you and the CEO.
4.	Benefits. You will be permitted to participate in such group medical, dental, vision, life, accident and long-term disability insurance and other fringe benefits and retirement plans as the Company may make available from time to time to its other similarly situated senior employees; provided, however, that nothing contained in this letter agreement shall restrict the ability of the Company to amend or terminate such plans, programs and arrangements at any time and from time to time.
5.	Vacation. You will be eligible for vacation each year, in accordance with the Company's standard vacation policy, and to those holidays observed by the Company. The Company's current vacation policy permits four weeks of vacation per year for Vice President level and above employees, prorated for your first year of employment based on your start date. Based upon our proration calculation, you are eligible for 19.5 vacation days in 2020. Arrangements for all such absences must, of course, be made to ensure that your responsibilities are properly covered. In addition, you will also be eligible for 7 personal/sick days annually, pro-rated for your first year based on your start date and otherwise in accordance with the Company's personal/sick days policy. Based on your start date, you will be eligible for 6.5 personal/sick days in 2020.
6.	Long Term Incentive. As long-term incentive compensation, you will also be granted restrictive stock units under Neuronetics' 2018 Equity Incentive Plan with a target value (in accordance with Neuronetics' methodology) of $440,000. You will vest in 33.33% of the restrictive stock units on the first anniversary of your commencement of service, another 33.33% on the second anniversary of your commencement of service and the final 33.34% on the third anniversary of your commencement of service, in each case provided you remain employed by Neuronetics on the given vesting date. The terms and conditions of the restricted stock units will be more fully described in the Company's 2018 Equity Incentive Plan and Restricted Stock Unit Award Agreement to be provided to you.
7.	Relocation Assistance. You will be provided a lump sum amount of $60,000, grossed-up in accordance with the Company's methodology to defray the tax liability associated with such payment (collectively, the "Relocation Payment"), to assist in your relocation to the Greater Philadelphia area. We will pay the Relocation Payment to you with the Company's first regularly scheduled payroll that is at least (10) days following your start date. By signing this offer letter, you agree that if, within twenty four (24) months of your start date, you voluntarily terminate employment with the Company other than for Good Reason (as defined in the Severance Agreement discussed below) or if the Company terminates your employment for Cause (as defined in the Severance Agreement), you will reimburse the Company in the full amount of the Relocation Payment. The Company may, in its discretion, deduct all or a portion of the Relocation Payment from your final paycheck (and, as a condition of your employment, you will sign an authorization form agreeing to such deduction). You promise to reimburse the Company for the remaining balance of the Relocation Payment after deducting any portion of the Relocation Payment from your final paycheck.
8.	Professional Fees. Expenses that you incur to remain a member in good standing of the bars of the Commonwealth of Pennsylvania and the State of New Jersey, limited to fees for continuing education, travel expense associated with such education (which should generally be ground travel in light of the opportunities for such education in the Greater Philadelphia region) and annual registration fees, will be considered reimbursable expenses to you, subject to your compliance with the Company's then-current expense reimbursement policies.
9.	Restrictive Covenant and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company's standard Restrictive Covenant and Invention Assignment Agreement, a copy of which is attached hereto.
10.	Period of Employment. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may not be changes, except by an express written agreement signed by you and a duly authorized officer of the Company.
11.	Severance. On your first day, you and the Company will enter into the Severance Agreement, a copy of which is attached hereto.
12.	Outside Activities. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.
13.	Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.
14.	Entire Agreement. This letter and the Exhibits attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.
15.	Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by the laws of the Commonwealth of Pennsylvania.

We hope that you find the foregoing terms acceptable. This offer is available for your acceptance until the end of business on December 2, 2019. Any acceptance postmarked after this date will be considered invalid. Please countersign your acceptance of this offer in the space provided below and return to me along with the Restrictive Covenant and Invention Assignment Agreement as soon as possible. This offer and your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States as required by law, as well as satisfactory completion of reference and criminal background checks and drug screening.

Please do not hesitate to contact me should you have any questions. We look forward to you joining the Neuronetics team.

Sincerely,

NEURONETICS, INC.

By: /s/ Christopher Thatcher

Name: Christopher Thatcher

Title: President and Chief Executive Officer

/s/ W. Andrew Macan	Date: 11/26/2019

Name: W. Andrew Macan

The provisions of this offer of employment have been read, are understood, and the offer is herewith accepted. I understand that my employment is contingent upon the successful completion of a drug screening test and criminal history and background checks, as well as upon execution of the Restrictive Covenant and Invention Assignment Agreement.

SSN:DOB: [***]

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